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Exhibit 3.6

ARTICLES OF INCORPORATION

OF

BTG SYSTEMS ENGINEERING, INC.

        I hereby associate to form a stock corporation under the provisions of Chapter 9 of Title 13.1 of the Code of Virginia and to that end set forth the following:

          (a)   The name of the corporation is:

BTG SYSTEMS ENGINEERING, INC.

          (b)   The purpose or purposes for which the corporation is organized is: To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Virginia.

          (c)   The aggregate number of shares which the corporation shall have authority to issue and the par value per share are as follows:

CLASS AND SERIES	NUMBER OF SHARES	PAR VALUE PER SHARE OR NO PAR VALUE
COMMON	1,000	NO PAR VALUE

          (d)   The post office address of the initial registered office including street and number is 3877 Fairfax Ridge Road, Fairfax, Virginia 22030-7448, and the name of its registered agent is Marilynn D. Bersoff, who is a resident of Virginia and an initial director and whose address is the same as the registered office of the corporation. The Registered Office is located in Fairfax County.

          (e)   The number of directors constituting the board of directors is Two, and the name and address of the person who is to serve as the initial director is:

NAME	MAILING ADDRESS
Edward H. Bersoff	3877 Fairfax Ridge Road Fairfax, VA 22030-7448
Marilynn D. Bersoff	3877 Fairfax Ridge Road Fairfax, VA 22030-7448

Date: February 17, 1998	/s/ EVELYN WRIGHT Evelyn Wright Incorporator

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ARTICLES OF INCORPORATION OF BTG SYSTEMS ENGINEERING, INC.